Exhibit 3.10
CERTIFICATE OF FORMATION
OF
CASA INTERNATIONAL, LLC
     The undersigned, an authorized person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the Delaware Limited Liability Company Act of the State of Delaware (6 Del.C. § 18-101, et seq.) hereby certifies that:
     FIRST: The name of the limited liability company (hereinafter called the “limited liability company’’) is CASA International, LLC.
     SECOND: The address of the registered office is c/o Corporation Service Company, 2711 Centerville Road, Suite #400, Wilmington, County of New Castle, Delaware 19808.
     THIRD: The name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on February 3, 2006.

/s/ Helen N. Kaminski
Helen N. Kaminski, Authorized Person